Associated Banc-Corp

NEWS RELEASE

For more information:
Investors: Joe Selner, Chief Financial Officer, 920-491-7120
Media: Cindy Moon-Mogush, Corporate Communications, 920-431-8034

Associated Banc-Corp Announces 31 Cent Dividend

GREEN BAY, Wis. – Jan. 23, 2008 – The Board of Directors of Associated Banc-Corp (NASDAQ:ASBC) today declared a regular cash dividend of 31 cents, payable Feb. 15 to shareholders of record at the close of business on Feb. 7. It is the company’s 152nd consecutive quarterly cash dividend.

Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $22 billion. Associated has approximately 300 banking offices serving 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.